Exhibit 107

CALCULATION OF FILING FEE TABLE

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee (4)
Equity	Common Stock, par value $0.0001 per share	Rule 457(c) and (h)	4,541,495(2)	4.10(3)	$18,620,129.50	0.0001476	$2,748.30
Total Offering Amounts							$2,748.30
Total Fees Previously Paid							—
Total Fee Offsets							—
Net Fee Due							$2,748.30

(1)
Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of AirSculpt Technologies, Inc. (the “Registrant”)’s common stock, par value $0.001 (the “Common Stock”), that become issuable under the Registrant’s 2021 Equity Incentive Plan (the “2021 Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction that results in an increase in the number of outstanding shares of Registrant’s Common Stock.

(2)	Represents 4,541,495 shares of Common Stock currently reserved for future grant under the 2021 Plan. The 2021 Plan provides that an additional number of shares will automatically be added annually to the shares authorized for issuance under the 2021 Plan on January 1st of each year, for a period of not more than 10 years, commencing on January 1, 2023 and ending on (and including) January 1, 2032, in an amount equal to 4.0% of the total number of shares of Common Stock outstanding on December 31st of the preceding year; provided, however, that the Registrant’s board of directors may act prior to January 1st of a given year to provide that the increase for such year will be a lesser number of shares of Common Stock. This Registration Statement covers 7.8931 percent of the outstanding Common Stock on March 31, 2024 (i.e., 7.8931% of 57,537,393 shares).
(3)
Pursuant to Rules 457(c) and 457(h) promulgated under the Securities Act and solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price is calculated as the product of (i) 4,541,495 Common Stock and (ii) $4.10, the average of the high and low trading prices of the Common Stock on Nasdaq on August 6, 2024 (within five business days prior to the date of this registration statement).

(4)	Calculated pursuant to Rule 457 of the Securities Act, solely for purposes of calculating the registration fee.